Exhibit 11.   Statement re computation of per share earnings

The reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations for the years ended December 31 are as follows: (in thousands, except per share data)


                                                                           Years Ended
                                                December 31, 2003       December 31, 2002        December 31, 2001
                                                -----------------       -----------------        -----------------
                                                   Weighted  Per             Weighted  Per             Weighted  Per
                                             Net   Average  Share     Net    Average  Share    Net     Average  Share
                                           Income  Shares   Amount  Income   Shares   Amount  Income   Shares   Amount
                                           ------  ------   ------  ------   ------   ------  ------   ------   ------

Basic Earnings per Common Share
Net income available to common
   shareholders                          $16,366   11,816  $1.39   $12,877   9,809    $1.31   $10,540  9,779    $1.08
                                                           =====                                               =====

Effect of Dilutive Shares
Weighted average shares if converted                  175                      124                        45
                                                      ---                      ---                        --

Diluted Earnings per Common Share
Net income available to common
   shareholders                         $16,366    11,991  $1.36   $12,877   9,933    $1.30   $10,540  9,824    $1.07
                                        =======    ======  =====   =======   =====    =====   =======  =====    =====
